EXHIBIT 99.1

FOR IMMEDIATE RELEASE May 6, 2004	NEWS RELEASE CONTACT: Barbara B. Forbes Director of Investor Relations 713-374-4870

NUEVO ENERGY REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

HOUSTON — Nuevo Energy Company (NYSE: NEV) today reported income from continuing operations for the first quarter 2004 of $7.2 million, or $0.35 per diluted share versus $12.7 million, or $0.65 per diluted share in the year ago period. The decline in income from continuing operations in the first quarter 2004 versus the year ago period primarily reflects an after-tax derivative loss of $3.4 million ($0.16 per diluted share) and an after-tax loss on early extinguishment of debt of $1.5 million ($0.07 per diluted share). The derivative loss is attributable to losses on three-way crude oil derivative contracts (with price ceilings of $31.00 per barrel) which are marked-to-market through net income for the duration of the crude oil contracts at a currently robust crude oil price strip. The loss on early extinguishment of debt is due to the redemption of the remaining $75.0 million of 9 1/2% Notes.

Net income was $7.1 million, or $0.35 per diluted share in the first quarter 2004, compared to $25.7 million, or $1.33 per diluted share in the first quarter 2003. The decline in net income in the first quarter 2004 versus the year ago period reflects the aforementioned items as well as income from discontinued operations of $4.6 million ($0.24 per diluted share) and the cumulative effect of a change in accounting principle of $8.5 million ($0.44 per diluted share) which were reported in the first quarter 2003.

Net cash provided by operating activities was $15.9 million in the first quarter 2004 compared to $47.1 million in the same period in 2003 due to working capital changes related to the timing of crude oil liftings and payments in our Congo operations, and the annual settlement of certain crude oil derivative contracts made in the first quarter 2004. Discretionary cash flow, a non-GAAP financial measure, was $43.0 million in the first quarter 2004 compared to $44.3 million in the first quarter 2003 which included $4.5 million of discretionary cash flow from discontinued operations.

Production and Prices

Total production from continuing operations decreased 3% to 47.4 thousand barrels of oil equivalent (MBOE) per day in the first quarter 2004 compared to 48.7 MBOE per day in the year ago period. Production from our discontinued operations was 3.3 MBOE per day in the first quarter 2003. Crude oil production of 41.6 thousand barrels (MBbls) per day declined slightly from 42.1 MBbls per day in the comparable period in 2003. The realized crude oil price increased 9% to $23.83 per barrel in the first quarter 2004 versus $21.83 per barrel in the year ago period. Included in the realized crude oil prices are hedging losses of $4.44 per barrel in the first quarter 2004 and $3.68 per barrel in the comparable period a year ago.

Nuevo’s first quarter 2004 natural gas production decreased 11% to 35.2 million cubic feet (MMcf) per day from 39.4 MMcf per day in the first quarter 2003 due to a decline in production at the Pitas Point Field, offshore California and a decline in production from a prolific well in the Pakenham Field, West Texas which was placed on production in the first quarter 2003. Nuevo’s realized natural gas price was relatively flat at $4.26 per thousand cubic feet (Mcf) in the first quarter 2004 compared to $4.32 per Mcf in the year ago period. Included in the realized natural gas price is a hedging loss of $0.09 per Mcf in the first quarter 2004 and $0.48 per Mcf in the comparable period a year ago.

Costs and Expenses

Total costs and expenses in the first quarter 2004 were $72.5 million versus $65.3 million in the year ago period primarily impacted by higher lease operating expense (LOE). LOE was $44.8 million in the first quarter 2004 compared to $39.3 million in the year ago period. Excluding the natural gas cost and the increased natural gas volume, lease operating expense was $31.4 million in the first quarter 2004 versus $27.5 million in the comparable period in 2003 due to the timing of well workovers offshore California. Natural gas is used to generate steam which in turn facilitates production of heavy oil onshore California. General and administrative (G&A) costs increased to $7.8 million in the first quarter 2004 versus $6.7 million in the same period in 2003 due to legal expenses and merger-related costs. DD&A increased to $18.7 million in the first quarter 2004 compared to $17.4 million in the year ago period due to the Unocal contingent payment buyout in April 2004. The DD&A expense averaged $4.33 per barrel oil equivalent (BOE) in the first quarter 2004 compared to $3.97 per BOE in the year ago period. Interest expense declined 55% to $4.2 million in the first quarter 2004 compared to $9.3 million in the first quarter 2003 due to the redemption of $259.6 million of our 9 1/2% Notes.

Balance Sheet

At March 31, 2004, total debt outstanding was $318.3 million versus $355.0 million at year-end 2003. (Both periods include a long-term liability to unconsolidated affiliate of $115.0 million.) At the end of the first quarter 2004, Nuevo’s debt to capital ratio, as defined in our credit agreement, declined to 34% compared to 38% at year-end 2003. The fixed charge coverage ratio improved to 5.4 times for the four quarters ending March 31, 2004 versus 5.0 times at year-end 2003.

Capital Expenditures

Capital expenditures in the first quarter 2004 were $11.4 million compared to $16.9 million in the first quarter 2003.

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) and projections include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

NUEVO ENERGY COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Production
Crude oil and liquids (MBbls)	3,783	3,793
Per Day	41.6	42.1
Natural Gas (MMcf)	3,201	3,542
Per Day	35.2	39.4
MBOE	4,317	4,383
Per Day	47.4	48.7
Prices
Crude oil and liquids ($/Bbl)
Unhedged	$28.27	$25.51
Hedged	23.83	21.83
Natural gas ($/Mcf)
Unhedged	$4.35	$4.80
Hedged	4.26	4.32
Revenues
Crude oil and liquids	$90,145	$82,802
Natural gas	13,647	15,310
Other	(944)	138

	102,848	98,250

Costs and Expenses
Lease operating expenses	44,793	39,330
Exploration costs	366	1,072
Depletion, depreciation, amortization and accretion	18,678	17,389
General and administrative	7,768	6,717
Other	910	795

	72,515	65,303

Income From Operations	30,333	32,947
Derivative gain (loss)	(7,014)	(943)
Interest income	437	79
Interest expense	(4,219)	(9,322)
Loss on early extinguishment of debt	(3,004)	—
Interest expense on long-term liability to unconsolidated affiliate	(1,704)	—
Dividends on TECONS	—	(1,653)

Income From Continuing Operations Before Income Tax	14,829	21,108
Income tax expense
Current	1,571	1,504
Deferred	6,080	6,941

	7,651	8,445

Income From Continuing Operations	7,178	12,663
Income from discontinued operations, including gain(loss) on disposition, net of income taxes	(37)	4,554
Cumulative effect of a change in accounting principle, net of income taxes	—	8,496

Net Income	$7,141	$25,713

Earnings Per Share
Basic
Income from continuing operations	$0.35	$0.66
Income from discontinued operations	—	0.24
Cumulative effect of change in accounting principle	—	0.44

Net income	$0.35	$1.34

Diluted
Income from continuing operations	$0.35	$0.65
Income from discontinued operations	—	0.24
Cumulative effect of change in accounting principle	—	0.44

Net income	$0.35	$1.33

Weighted Average Shares Outstanding
Basic	20,246	19,199

Diluted	20,662	19,305

NUEVO ENERGY COMPANY
SUMMARY BALANCE SHEET
(In thousands)

	March 31,	December 31,
	2004	2003
Condensed Balance Sheet
Assets
Current assets(1)	$85,367	$68,141
Assets held for sale	39,747	38,290
Property, plant and equipment, net	728,836	696,241
Deferred tax assets, net	17,643	17,404
Goodwill	17,121	17,121
Other assets	9,834	7,779

	$898,548	$844,976

Liabilities and Stockholders’ Equity
Current liabilities(2)	217,281	138,948
Long-term debt
Senior Subordinated Notes	150,000	225,000
Bank Credit Facility	53,300	15,000
Long-term liability to unconsolidated affiliate	115,000	115,000

Total debt	$318,300	$355,000
Interest rate swap adjustment	14,308	14,211

Long-term debt	332,608	369,211

Asset retirement obligation	105,111	102,921
Other long-term liabilities	19,399	12,067
Stockholders’ equity (3)	224,149	221,829

	$898,548	$844,976

Common Stock Outstanding at Period End	20,385	19,682

(1)	Current assets excluding SFAS 133 were $64.5 million at March 31, 2004 and $56.2 million at December 31, 2003.

(2)	Current liabilities excluding SFAS 133 were $155.7 million at March 31, 2004 and $103.9 million at December 31, 2003.

(3)	Includes ($43.9) million and ($24.6) million of other comprehensive (loss) income in 2004 and 2003, respectively.

NUEVO ENERGY COMPANY
Reconciliation of Non-GAAP Financial Measures
(In thousands)

Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities and exploration expense, less interest capitalized. (This definition may differ from definitions used by other companies.) Discretionary cash flow is presented because the Company believes it is a useful alternative to net cash provided by operating activities under generally accepted accounting principles (GAAP). The Company believes that discretionary cash flow is widely accepted as a financial indicator of an exploration and production (E&P) company’s ability to generate cash which is used to internally fund exploration and development activities, service debt, pay dividends or fund acquisitions. This measure is widely used by investors and security analysts in the valuation, comparison, and investment recommendations of companies within the E&P sector. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow from operating, investing, or financing activities, as an indicator of cash flow, as a measure of liquidity, or as an alternative to net income.

	Three Months Ended March 31,
	2004	2003
Discretionary Cash Flow	$43,048	$44,336
Adjustments:
Working capital changes, net of non-cash	(26,886)	2,790
Exploration costs excluding dry hole costs	(359)	(501)
Interest capitalized	125	509

Net cash provided by operating activities	$15,928	$47,134

Lease operating expenses excluding steam costs is a non-GAAP financial measure. Nuevo’s heavy oil production in California is produced using thermal techniques in which natural gas is used to generate steam which facilitates the production of heavy oil. Over time, natural gas prices exhibit a high degree of price volatility. Due to natural gas price volatility and specialized thermal techniques used to produce heavy California oil, the Company believes that lease operating expenses excluding steam costs are more comparable to lease operating expenses incurred by the majority of exploration and production companies.

	Three Months Ended March 31,
	2004	2003
Lease Operating Expenses Excluding Steam Costs	$31,391	$27,544
Adjustment:
Steam costs	13,402	11,786

Lease Operating Expenses	$44,793	$39,330

Total debt represents bank debt and long-term fixed rate debt. Total debt is presented because the Company believes it is a useful alternative to long-term debt under GAAP. The Company believes that total debt is a more accurate representation of Nuevo’s debt obligations than long-term debt which includes SFAS No. 133 adjustments associated with the Company’s interest rate swaps. Total debt is widely used by investors and security analysts in the valuation, comparison, and investment recommendations of companies within the E&P sector.

	03/31/04	12/31/03
Total Debt	$318,300	355,000
Adjustments:
Interest rate swaps — fair value adjustment	2,276	(153)
Interest rate swaps — termination gain	12,032	14,364

Long-Term Debt	$332,608	$369,211